Exhibit 8.2

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

June 7, 2021

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Brookfield Property Partners L.P.

73 Front Street

5th Floor

Hamilton HM 12, Bermuda

Brookfield Property Preferred L.P.
73 Front Street

5th Floor

Hamilton HM 12, Bermuda

Re:	Canadian Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as Canadian federal income tax counsel to Brookfield Asset Management Inc., an Ontario corporation (“BAM”), Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), and Brookfield Property Preferred L.P., a Bermuda exempted limited partnership (“New LP”), in connection with the Registration Statement on Form F-4, as amended (the “Registration Statement”), filed by, among others, BAM, BPY, and New LP with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of Class A Limited Voting Shares in the capital of BAM, Class A Cumulative Redeemable Preferred Units, Series 1, of New LP, and related subordinated guarantees thereof, in connection with a proposed business combination contemplated by that certain Arrangement Agreement, dated March 31, 2021, as amended (the “Arrangement Agreement”), by and among BAM, BPY Arrangement Corporation, an Ontario corporation (“Purchaser Sub”), and BPY, whereby BAM and the Purchaser Sub have agreed to acquire, directly and indirectly, all of the issued and outstanding limited partnership units of BPY and exchangeable limited partnership units of Brookfield Office Properties Exchange LP, an Ontario limited partnership. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain Canadian federal income tax matters.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)            the Registration Statement;

(ii)           the Arrangement Agreement;

(iii)            the Limited Partnership Agreement of New LP, dated April 13, 2021, among Brookfield Property L.P., a Bermuda exempted limited partnership (the “New LP General Partner”), Brookfield BPY Holdings Inc., an Ontario corporation, and each person admitted to New LP as a limited partner in accordance with the provisions of such agreement, as amended;

(iv)            the certificate of each of the New LP General Partner and Brookfield Property Partners Limited, a Bermuda exempted limited company, which is the general partner of BPY, which is the general partner of the New LP General Partner, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the “Certificate”); and

(v)             such agreements, documents, and other instruments as we have deemed necessary or appropriate.

In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BPY and New LP, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering our opinion, we have assumed that (i) the transactions described in the Registration Statement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification; and (iv) New LP operates and will continue to operate in accordance with certain operating guidelines set forth in such Certificate. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we are of the opinion that, as of the date hereof, the statements set forth in the Registration Statement under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS,” insofar as they express conclusions as to the application of Canadian federal income tax law, represent our opinion as to the matters discussed therein.

Our opinion is based on current provisions of the Income Tax Act (Canada), as amended, the regulations promulgated thereunder, published pronouncements of the Canada Revenue Agency, and case law, in each case as currently in effect and subject to change at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of Canada.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the captions “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Very truly yours,

/s/ Torys LLP